MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement") is entered into as of October 29, 2024 (the "Effective Date"), by and between **Scienture, LLC.,**., located at 20 Austin Blvd, Commack, NY 11725, NY, USA ("Company"), and Anthem Biosciences Pvt. Ltd. located at No. 49, F1 & F2, Canara Bank Road, Bommasandra Industrial Area – Phase I, Bangalore - 560 099, India ("Service Provider"). Company and Service Provider may each be referred to herein as a "Party" or collectively as the "Parties."

WHEREAS, Company may wish to retain the services of Service Provider from time to time to perform services in connection with certain activities Company is conducting (each a "Project") as more fully set forth in one or more work orders to be attached to this Agreement and incorporated herein by reference (each, a "Work Order"); and

WHEREAS, Service Provider wishes to provide such services to Company in accordance with the terms and conditions of this Agreement and related Work Orders.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, and other good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.0 Work Orders. In the event that Company and Service Provider reach agreement with respect to a particular Project, a Work Order for such Project (a form Work Order is attached to this Agreement as Exhibit A) shall be attached to this Agreement and, together with this Agreement (but separate and apart from any other Work Order), shall collectively constitute the entire agreement for the specific Project. No Work Order or any modification thereto, shall be attached to or made a part of this Agreement without first being executed by the Parties hereto in a writing which specifically references this Agreement. To the extent any terms set forth in a Work Order conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such Work Order.

2.0 Services.

2.1 Diligence. Service Provider hereby agrees, and shall ensure that it and all Service Provider Personnel (as defined in Section 2.2 below) agree to: (a) complete diligently the services for Projects described in each Work Order (the "Services") in a professional manner, (b) fully and strictly comply with the applicable specifications (the "Specifications") included in this Agreement, the applicable Work Order, standard operating procedures approved in writing by Company and relevant professional standards, regulatory authority requirements applicable to the conduct of the Services, including current Good Laboratory Practices and current Good Manufacturing Practices promulgated by the U.S. Food and Drug Administration ("FDA") to the extent set forth in the applicable Work Order, and all other applicable laws, rules and regulations ("Applicable Law") and (c) complete its obligations under each Project in the timeframe specified in the Work Order or, if no specific timeframe is set forth in the Work Order, in a timely manner.

2.2 Project Personnel. Subject to Article 8 below, Service Provider shall only allow the employees and personnel of Service Provider under its direct control and supervision (collectively "Service Provider Personnel"), to perform the Services and to have access to the Deliverables, Information, Materials, Program Technology and Intellectual Property (each as defined below). In addition, Service Provider shall ensure that the Service Provider Personnel have read, understood and agreed to be bound by the obligations of confidentiality and non-use herein.

2.3 Subcontractors. Service Provider shall not assign, delegate, or subcontract any of the Services without the prior written approval of Company. Any such approval shall not relieve Service Provider of its obligations under this Agreement and Service Provider shall be and remain responsible for the performance of all of its subcontractors under this Agreement.

2.4 Records; Reports; Further Assurances and Inspections.

a) Records. In connection with the Services performed hereunder, for each Project, Service Provider shall ensure that the Service Provider Personnel who perform such Services shall maintain accurate and complete laboratory notebooks, records and data relating to such Project ("Records") in accordance with Applicable Laws, good laboratory, research and clinical practices, including but not limited to all applicable FDA regulations and guidelines. Nothing in this Section 2.4 is intended to limit or otherwise affect any specific record-keeping obligation that the Service Provider Personnel may have under a Work Order, if specifically provided for in such Work Order. Copies of all Records shall be delivered to Company upon expiration or termination of this Agreement as provided for in Section 5.7.

b) Reports. Service Provider shall ensure that the Service Provider Personnel working on a Project, reduce to writing and promptly provide Company with documentation as to all aspects of the Deliverables, Program Technology, and any other data, methods, results, conclusions, information and/or other deliverables made, conceived, reduced to practice or otherwise generated in connection with this Agreement. Service Provider shall deliver to Company such documentation as may be requested by Company from time to time, or as may be specified in any Work Order in accordance with the schedule set forth in such Work Order. All such documentation shall be delivered to Company upon expiration or termination of this Agreement as provided for in Section 5.7.

c) Further Assurances. Service Provider shall provide to Company all information or documentation reasonably requested by Company in order to assist Company in determining whether any materials, Deliverables or Services comply fully with the respective Work Order or with the terms and conditions of this Agreement.

d) Facilities. During the term of a Work Order, Service Provider agrees that Company shall have the right, during Service Provider's regular business hours and upon reasonable advance notice, to inspect Service Provider's facilities with respect to Services performed under the Work Order. During the term of a Work Order and for the term of any record retention period required under this Article 2, Service Provider agrees that Company shall have the right, during Service Provider's regular business hours, to audit, inspect and copy any records relating to the Services or this Agreement and such records may be used by Company for any commercially reasonable purpose. Service Provider also agrees to permit the FDA or any other appropriate regulatory agency or body access to its facilities and records as required by Applicable Laws.

e) Regulatory Inspections. In the event Service Provider is notified or otherwise becomes aware that it is to be the subject of an inspection by, or otherwise receives any correspondence or inquiry from, the FDA or other regulatory agency or body that directly relates to or is reasonably likely to impact the Services, Service Provider shall:

(i) immediately notify Company thereof, and if applicable, advise Company of the occurrence of and circumstances of the inspection;

(ii) use all reasonable efforts to reschedule the inspection until further instructions are received from Company and provide Company the opportunity to be present during such inspection;

(iii) send Company a copy of any inspection reports or other correspondence received or available as a result thereof (including without limitation, Form FD-483 notices or warning letters); and

(iv) obtain Company's prior written consent before referring to Company in any regulatory correspondence.

2.5 Debarment. Service Provider hereby certifies that it has not been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b) or any foreign equivalent thereto. In the event that Service Provider becomes debarred, Service Provider agrees to notify Company immediately, and Company shall have the right to immediately terminate this Agreement. Service Provider hereby certifies that it has not and shall not use or employ in any capacity related to the Services any individual, corporation, partnership, or association which has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b) or any foreign equivalent thereto. In the event that Service Provider becomes aware of or receives notice of the debarment of any such individual, corporation, partnership, or association providing services to Service Provider which relate to any Services under this Agreement, Service Provider agrees to notify Company immediately, and Company shall have the right to immediately terminate this Agreement.

3.0 Corrections. In the event Service Provider does not perform the Services in accordance with this Agreement or the applicable Work Order, or otherwise does not provide a deliverable specified in a Work Order (a "Deliverable") to Company's reasonable satisfaction, Service Provider agrees to promptly perform such Services and/or provide such Deliverable again, as applicable, making the necessary corrections. The foregoing sentence shall apply each time Service Provider does not perform the Services in accordance with this Agreement or the applicable Work Order, or otherwise does not provide a Deliverable to Company's satisfaction; provided, however, that upon the third or any subsequent occurrence of non-performance by Service Provider of certain Services, or a delay in Service Provider 's re-performance of any Services under this Article 3, Company may terminate the applicable Project and/or this Agreement in its entirety upon providing ten (10) days' notice to Service Provider unless Service Provider 's performance of such Services is accepted by Company during such notice period. It is understood that no additional payments or fees shall be due to Service Provider for its re-performance of Services pursuant to this Article 3.

4.0 Compensation and Payment.

4.1 In consideration for Services rendered in accordance with this Agreement, Company shall pay Service Provider in accordance with the payment schedule (the "Payment Schedule") in the applicable Work Order attached to this Agreement.

4.2 Service Provider shall invoice Company for Services completed under each Work Order in accordance with the Payment Schedule for such Work Order, with each invoice containing, at minimum, an itemized list of the Services completed and a calculation of the price for such Services in accordance with Section 4.1. Company shall pay the undisputed portion of each invoice no later than thirty (30) days following its receipt thereof. In the event of any delay in payment of an undisputed amount, the Company shall be liable to pay interest at the rate of 18% (eighteen percent) per annum from the date when such payment was due till the date of actual repayment, as and by way of reasonable compensation and not by way of penalty. Without prejudice to the Service Provider's right to claim such interest, the Service Provider reserves the right to cease rendering Services hereunder, until all outstanding undisputed amounts are paid in full.

4.3 Payments to Service Provider shall be made to:

Beneficiary Bank Name	HDFC BANK LIMITED
Beneficiary Bank Address	No. 8/24 Salco Centre, Richmond Road, Bangalore- 560025
Beneficiary Bank Account number	50200027926815
Beneficiary Bank SWIFT Code	HDFCINBB
Beneficiary Name	ANTHEM BIOSCIENCES PRIVATE LIMITED
Beneficiary Address	No. 49, F1 & F2, Canara Bank Road, Bommasandra Indl. Area, Bommasandra, Bangalore- 560099
Correspondent Bank	JPMorgan Chase Bank, NEW YORK
Correspondent Bank's Swift Code	CHASUS33
Correspondent Account Number	001-1-406717
Additional Account Details	CHIPS ABA:0002
	FEDWIRE ABA:021000021
	CHIPS UID#354459

Tax ID # 29AAFCA7588P1ZN

4.4 Taxes (and any penalties and interest thereon) imposed on any payment made by Company to Service Provider shall be the responsibility of Service Provider.

4.5 Service Provider shall maintain complete and accurate books and accounting records related to their participation in the Project(s) in accordance with generally accepted accounting principles in the United States. These records shall be available for inspection, review and audit at reasonable times by Company, or its duly authorized representative, at Company's expense, for three (3) years following the end of the calendar year in which such costs are invoiced. If it is determined that Service Provider has overcharged Company for any out-of-pocket expenses, Service Provider shall promptly reimburse Company for the amount of such overcharge and, if such overcharge represents more than five percent (5%) of the out-of-pocket expenses for a particular Work Order, pay Company's reasonable fees and expenses incurred in connection with such audit.

5.0 Term and Termination.

5.1 This Agreement shall be in effect from the Effective Date until terminated in accordance with Sections 5.2 or 5.3 below.

5.2 This Agreement or any Project or Work Order may be terminated by Company, without cause, upon thirty (30) days' notice to Service Provider.

5.3 This Agreement may be terminated by Service Provider, without cause, upon thirty (30) days' notice to Company, provided that any incomplete Work Order at the time of such termination shall remain subject to the terms of this Agreement until such time as all Services and Deliverables identified in such Work Order have been completed and accepted by Company.

5.4 This Agreement may be terminated by either Party for a breach of this Agreement by the other Party, provided that the terminating Party has given the breaching Party written notice of the breach and,

except as set forth in Article 3.0, at least thirty (30) days to cure the breach prior to the effective date of termination and such breach remains uncured after such thirty (30) day period.

5.5 Upon the effective date of termination, Service Provider shall provide an accounting of costs and expenses related to the Agreement, Project, or Work Order, as appropriate, conducted by Service Provider and subject to verification by Company. Within thirty (30) days after receipt of adequate documentation therefor, Company shall make a payment to Service Provider (and/or Service Provider may retain from moneys previously paid by Company) for Services completed in accordance with this Agreement prior to such termination, including: (a) actual reasonable, documented costs, to the extent approved by Company in a Work Order or in a prior written authorization, incurred by Service Provider in performing Services until the effective date of termination and for which Service Provider has not yet been paid by Company; and (b) reasonable non-cancelable obligations properly incurred for the Project, to the extent approved by Company in a Work Order or in a prior written authorization, by Service Provider prior to the effective date of termination to extent such obligations cannot reasonably be mitigated, unless Company objects to any charge, in which case the Parties shall make good faith efforts to resolve expeditiously any disagreement. Except as provided in this Section 5.4, Company shall have no obligation of payment to Service Provider for Services performed after the date of termination. In no event shall Company have any obligation with respect to fees or expenses otherwise not approved by Company in a Work Order or in a prior written authorization.

5.6 Within thirty (30) days of any termination hereunder, any funds paid to Service Provider in excess of the amount due under Section 5.4 shall be returned to Company.

5.7 If this Agreement or a specific Work Order is terminated by Company prior to completion of a Project for any reason whatsoever, in addition to those obligations set forth in Section 5.8 below, Service Provider shall furnish Company any partial or completed work product created pursuant to this Agreement, including, without limitation, any partial or completed Deliverable. If Company plans to continue the Project, Service Provider shall provide reasonable assistance and cooperation in transferring the conduct of the Project to Company or its designee.

5.8 Upon request, expiration, or termination of this Agreement, Service Provider will promptly deliver and/or return to Company all materials containing Information of Company, all Materials, as well as data, records, information, reports and other property, furnished by Company to Service Provider or generated by Service Provider in connection with the performance of Services rendered hereunder, together with all copies of any of the foregoing, including, without limitation, any Deliverable and Program Technology (as defined below). Notwithstanding such return, Service Provider shall continue to be bound by the terms of the confidentiality provisions contained in Article 7 for a period of seven (7) years after the expiration or termination of this Agreement.

5.9 The obligations of the Parties contained in Sections 2.4(a), 2.4(b), 4.2-4.5 and 5.4-5.8, and Articles 6-11 hereof shall survive expiration or termination of any Project and/or this Agreement.

6.0 <u>Materials</u>

6.1 With respect to the Project(s) to be conducted under this Agreement, Company may transfer to Service Provider reasonable quantities of any materials (as identified in its respective Work Order), and additional materials as Company and Service Provider may from time-to-time agree during the term of this Agreement (such materials, together with any derivatives, progeny, or improvements developed therefrom, and any combination of the foregoing with other substances, referred to as "<u>Materials</u>") for the sole purpose of conducting the Services under the respective Project(s). Company shall retain all right title and interest in and to the Materials. Nothing herein shall be construed (i) to prevent Company at any time from using or disclosing the Materials, (ii) as a grant by Company to Service Provider of any license or other

ownership interest in or to the Materials, or (iii) to obligate Company to enter into any further agreement with Service Provider relating to the Materials.

6.2 The Materials shall be used only for the conduct of the Services under the Work Order pursuant to which they were provided, and not for any other study or purpose without the prior written consent of Company. Service Provider agrees to retain control over the other Materials and not to transfer Materials to any other person or entity other than those working on the Services under the applicable Work Order under the direct supervision of Service Provider or to any other location other than the laboratories of Service Provider, without the prior written consent of Company. Service Provider may not undertake efforts (including but not limited to NMR, UV, IR, x-ray crystallography and mass spectroscopy and similar analyses) to ascertain the structure of any Materials provided hereunder without the prior written permission of Company. Service Provider shall not reverse engineer, disassemble or decompile any Materials or any other composition, software or other items which are provided to Service Provider in connection with the Materials.

6.3 Service Provider acknowledges that the Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of Materials. Service Provider acknowledges that all studies conducted utilizing the Materials will be conducted under suitable containment conditions and in accordance with Applicable Laws.

6.4 Any and all unused Materials will promptly be returned to Company upon request.

6.5 The Materials are being made available in order to further research concerning them. THE MATERIALS BEING SUPPLIED UNDER THIS AGREEMENT ARE BEING SUPPLIED "AS IS", WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND COMPANY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. Company disclaims all representations that use of Materials by Service Provider will not infringe any patent or other proprietary right of any third party.

7.0 Confidentiality.

7.1 All Materials and information supplied to Service Provider by Company, observed by Service Provider in connection with this Agreement, or generated by Service Provider under this Agreement shall be the confidential information of Company (hereinafter "Information"). As used herein, the Information shall also include the Deliverables, Materials, Program Technology, Intellectual Property, and any other data, methods, results, conclusions, information and/or other deliverables made, conceived, reduced to practice or otherwise generated in connection with this Agreement, whether by Company or Service Provider. Information shall not include the following, which Service Provider can demonstrate by competent written proof: (a) Information which is or (through no improper action or inaction by Service Provider or its employees) becomes generally known to the public; (b) Information which was rightfully disclosed to Service Provider by a third party without restriction and with the legal right to disclose such information (including, without limitation, without any breach of the third party's obligations to the disclosing Party); (c) Information which was in Service Provider 's possession or was known to Service Provider prior to receipt from Company (or generation by Service Provider under this Agreement), as evidenced by its contemporaneous written records; or (d) Information which was independently developed by employees of Service Provider without access to any other Information and not in the course of any performance hereunder, as evidenced by its contemporaneous written records.

7.2 Notwithstanding the foregoing, all Deliverables, Materials, Program Technology, Intellectual Property and any other data, methods, results, conclusions, information and/or other deliverables made, conceived, reduced to practice or otherwise generated in connection with this Agreement, whether by Company or Service Provider, shall be deemed Information and exceptions (c) and (d) above will not be applicable thereto.

7.3 Except as expressly allowed herein, Service Provider agrees (a) to hold the Information in strict confidence and to take all reasonable precautions to protect such Information (including, without limitation, all precautions Service Provider employs with respect to its most confidential materials), (b) not to disclose, directly or indirectly, any Information or any information derived therefrom to any third person (except Service Provider Personnel, subject to the conditions stated below), (c) not to use such Information, except as expressly permitted under this Agreement, (d) not to file, under any circumstances, a patent application in any country in the world concerning the Information claiming any composition of matter, use, formulation, synthetic procedure, manufacturing procedure or method of administration without Company's prior written consent and (e) not to copy or reverse engineer any such Information. Any Service Provider Personnel given access to any such Information must have a legitimate "need to know" such Information, and Service Provider will be responsible for any acts or omissions of Service Provider Personnel that, if taken by Service Provider, would constitute a breach of this Agreement. Service Provider shall notify Company in writing immediately upon the occurrence of any unauthorized release or other breach of this Article 7 of which Service Provider is aware.

7.4 Service Provider may disclose any Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, Service Provider will give Company at least thirty (30) days advance notice (to the extent practicable and permitted by law) so that Company may seek a protective order or take other action reasonable in light of the circumstances.

7.5 Except to the extent required by law, Service Provider shall not disclose the terms, existence or subject matter of this Agreement.

7.6 Except as required to perform Services under this Agreement, no license, implied or otherwise, is granted to Service Provider under Information, Deliverables, Materials, Program Technology, or Intellectual Property of Company.

7.7 Service Provider acknowledges that disclosure or distribution of the Information or use of the Information contrary to the terms of this Agreement will cause irreparable harm for which damages at law will not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of Information or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction, in addition to any and all other remedies available at law or in equity.

7.8 The Confidentiality obligation shall survive for a period of 5 (five) years from the expiry or early termination of this Agreement.

8.0 Intellectual Property.

8.1 Ownership.

a) Service Provider hereby irrevocably assigns to Company all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, reduced to practice or made by Service Provider alone or jointly

with others in the course of performing the Services or through the use of Information (collectively, "Program Technology") and all intellectual property rights in and to any of the foregoing.

b) Service Provider agrees that if, in the course of performing the Services, Service Provider incorporates into any Program Technology or Deliverable or utilizes in the performance of the Services any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Service Provider or in which Service Provider has an interest ("Prior Inventions"), Service Provider hereby grants Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) under such Prior Inventions to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit the Program Technology and Deliverables. Service Provider will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Program Technology or Deliverable without Company's prior written permission.

c) All information (including, without limitation, business plans and/or business information), technology, know-how, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, which are provided to Service Provider by and/or on behalf of Company and which were owned or controlled by Company prior to being provided to Service Provider and all intellectual property rights in and to any of the foregoing (collectively, "Intellectual Property") shall remain the exclusive property of Company.

8.2 Assignments. Service Provider hereby makes any assignments necessary to accomplish the foregoing ownership provisions. In interpreting such ownership provisions, anything made or conceived or reduced to practice by an employee of Service Provider in the course of performance under this Agreement will be deemed so made or conceived or reduced to practice by Service Provider; and Service Provider represents and warrants that it has and will have appropriate agreements with all such employees (including Service Provider Personnel) necessary to fully effect the provisions of this Article 8.

a) At Company's reasonable request and expense, Service Provider agrees to assist Company in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend Company's proprietary rights in the Program Technology, including, without limitation, by executing any documents necessary to file patent applications and to prosecute patents with respect to such proprietary rights in Company's name and giving such consents as may be reasonably necessary or convenient in order to effect the foregoing transfer and assignment of Program Technology to Company.

b) In the event that Company is unable for any reason whatsoever to secure Service Provider 's signature to any document it is entitled to under this Article 8, Service Provider hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and in its behalf and instead of Service Provider, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Service Provider.

c) Except as otherwise provided herein, nothing in this Agreement is intended to grant to either Party any rights under any intellectual property right of the other Party.

9.0 Representations and Warranties. Service Provider represents and warrants to Company that: (a) Service Provider has not assigned, transferred, licensed, pledged or otherwise encumbered any intellectual property rights in a manner inconsistent with the terms of this Agreement and has not agreed to do so;

(b) Service Provider has full power and authority to enter into and perform this Agreement; (c) neither Service Provider's entering nor performing this Agreement will violate any right of or breach any obligation to any third party under any agreement or arrangement between Service Provider and such third party; (d) no licenses, permissions or releases of third party rights are necessary for Service Provider's development of or Company's production or distribution of any work product, including but not limited to any Deliverable, generated under the Work Order or other currently anticipated exercise of its rights hereunder in accordance with the terms of this Agreement; (e) the work under this Agreement will be performed in a professional and workman-like manner; (f) Service Provider has and will obtain agreements with its employees (including Service Provider Personnel) sufficient to allow it to provide Company with the assignments and licenses to intellectual property rights developed by them for Service Provider provided for herein; (g) performance of the Services hereunder will not result in any third party acquiring any rights, title or interest in or to any Program Technology or Deliverable generated by Service Provider pursuant to this Agreement; and (h) the Service and/or Deliverable does not, to the best of Service Provider's knowledge, infringe the intellectual property rights of any third party.

10.0 Indemnification and Limitation of Liability.

10.1 Service Provider agrees to indemnify, defend and hold harmless Company, and its directors, officers and employees (collectively, "Company Indemnitees") for any liability, demand, damage, cost or expense (including reasonable attorney's fees) arising from any third-party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from: (a) the performance of the Services by Service Provider hereunder, (b) injuries to persons or damages which occur on Service Provider 's premises or premises under the exclusive control of Service Provider, (c) breach by Service Provider of this Agreement or its representations and warranties, or (d) the negligence or intentional misconduct of Service Provider or any of its employees, agents or representatives, except in each case, to the extent caused by the negligence or intentional misconduct of Company.

10.2 Company agrees to indemnify, defend and hold harmless Service Provider, and its directors, officers, and employees (collectively, "Service Provider Indemnitees") against any liability, demand, damage, cost or expense (including reasonable attorney's fees) arising from any third-party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from: (a) Company's breach of this Agreement or its representations and warranties, or (b) the negligence or intentional misconduct of Company or any of its directors, officers, employees, agents or representatives, except in each case, to the extent caused by the negligence or intentional misconduct of Service Provider.

10.3 EXCEPT FOR LIABILITIES RESULTING FROM A PARTY'S: (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER; HEREUNDER, neither Party shall be liable to the other for any indirect, incidental, special, punitive or consequential damages (including loss of profit or loss of business), howsoever arising, whether under contract, tort or otherwise, even if advised about the possibility of the same. FURTHER, EXCEPT FOR LIABILITIES RESULTING FROM A PARTY'S: (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (II) BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER , to the maximum extent permitted by applicable law, in no event shall either Party's liability to the other Party exceed an amount equal to the Fees paid or payable under this Agreement.

10.4 Procedures. A Party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other Party (the "Indemnitor") in writing of any claim, complaint, suit, proceeding or cause of action in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Article 10, each a "Claim"), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The Indemnitor shall not, without the consent of the Indemnitee, enter into any settlement or agree to any disposition that imposes any conditions

or obligations on the Indemnitee other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of the Indemnitor. The indemnification under this Article 10 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 10. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this Article 10. The Indemnitee under this Article 10, and its employees, at the Indemnitor's request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification. It is understood that only Service Provider may claim indemnity under this Article 10 (on its own behalf or on behalf of a Service Provider Indemnitee), and other Service Provider Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only Company may claim indemnity under this Article 10 (on its own behalf or on behalf of a Company Indemnitee), and other Company Indemnitees may not directly claim indemnity hereunder.

10.5 Insurance. Service Provider agrees, during the term of this Agreement and any Work Order, to carry insurance sufficient to cover its indemnification obligations hereunder and shall, at Company's request during the term of this Agreement, furnish to Company proof of such insurance, including certificates thereof.

11.0 Miscellaneous

11.1 Independent Contractor Relationship. The Parties hereto are independent contractors, and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both Parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

11.2 Use of Name. Nothing contained in this Agreement confers any right to Service Provider to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other proprietary designation of Company (including contraction, abbreviation, or simulation of any of the foregoing) without Company's express written consent unless such use is reasonably necessary to comply with applicable governmental regulations and legal requirements.

11.3 Force Majeure. In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders, or decrees riots, insurrection, war, Acts of God, epidemics, inclement weather or other similar reason or cause beyond such Party's control, then performance of such act shall be excused for the period of such delay. Notice of the start and stop of any such force majeure shall be provided to the other Party. In the event that a Party's performance is delayed due to force majeure for a period of more than ninety (90) days, the other Party may terminate this Agreement upon written notice to the affected Party.

11.4 Notices. Any notice required or permitted to be given hereunder by either Party hereunder shall be in writing and shall be deemed given on the date received if delivered personally, or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following address:

If to Service Provider : Anthem Biosciences Pvt. Ltd.

No. 49, F1 & F2, Canara Bank Road, Bommasandra Industrial Area
– Phase I
Bangalore - 560 099, India
Attention: Ajay Bhardwaj

If to Company: Scienture, LLC.,
___20 Austin Blvd, Commack,
____Commack, NY 11725, USA
Attention: Shankar Hariharan

11.5 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by the laws Singapore without regard to the conflict of laws provisions thereof. Any dispute, controversy or claim arising from or related to this Agreement shall first be attempted to be amicably resolved between the Parties on the basis of utmost good faith failing which, such dispute, controversy or claim shall be referred to and finally resolved under the Rules of Arbitration ("Rules") in the Singapore International Arbitration Centre ("SIAC"), which Rules are deemed incorporated by reference to this Agreement. The arbitration shall be conducted by a sole arbitrator in English language. The arbitral award shall be final and binding on the Parties.

11.6 Attorney Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that Party may be entitled.

11.7 Severability. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the Parties' original intent.

11.8 Waiver. Waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or Applicable Law, shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

11.9 Changes and Modification. No changes or modifications of this Agreement or any Work Order shall be deemed effective unless in writing and executed by the Parties hereto.

11.10 Assignment. This Agreement may not be assigned by Service Provider without the prior written consent of Company. Company may assign this Agreement to a third party entity provided that such entity agrees in writing to be bound by the terms and conditions of this Agreement.

11.11 Schedule. Time shall be of the essence in this Agreement.

11.12 Entire Agreement. This Agreement represents the complete and entire understanding between the Parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.

11.13 Counterparts. The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission or email (PDF), and facsimile or email (PDF) copies of executed signature pages shall be binding as originals.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date.

Scienture, LLC.,	Anthem Biosciences Pvt. Ltd.
By: DocuSigned by: 68615A03EE87458... 11/3/2024	By Signed by Ajay Bhardwaj Date: 2024.11.06 10:55:44
Name Shankar Hariharan	Name: Ajay Bhardwaj
Title: CEO	Title: MD & CEO

EXHIBIT A

SAMPLE WORK ORDER [X]

DESCRIPTION OF SERVICES; PAYMENT SCHEDULE

[**Please read/remove before signing.** Detailed description of services/deliverables/specifications/timelines/etc. to be provided prior to execution. If you want a vendor to build a white picket fence, made out of wood slats, that is 4' tall, completed by July 4th, with $2k paid at the signing of the WO and $2k paid upon completion of the fence, then all of those terms should be in the WO. If the WO just says '1 fence-$4k' there is a ton of room for ambiguity and misalignment (which limits recourse and remedies if our expectations aren't met).]

This Work Order ____ (the "Work Order No. ___") shall be governed by, and subject to, that certain Master Services Agreement by and between Scienture, Inc., ("Company") and Service Provider ("Service Provider"), dated as of _______________, 2024 (the "Agreement"). This Work Order No. __ is incorporated herein to the Agreement by this reference.

All capitalized terms not defined in this Work Order No. __ shall have the meanings given to them in the Agreement.

Project Description: ____

The Services to be performed under this Work Order No. __ shall be initiated promptly after Service Provider receives any materials to be provided by Company and such Services are authorized by Company.

Specifications: ____

Time Schedule: ____

Deliverable(s): Service Provider will provide the following deliverable(s): _________________ ___________________________________. The deliverable(s) will be furnished within _______________ days of completion of the task.

Payment Schedule: The estimated total cost to complete this Work Order No. __ is ____________________ dollars ($_________). Payments shall be made by Company to Service Provider in accordance with the following schedule: ____.

This Work Order No. __ will remain in effect until _____________, unless earlier terminated as provided in the Agreement.

Service Provider and Company concur with the above and Company authorizes Service Provider, and Service Provider agrees, to begin this Work Order No. __, each by signing in the space provided below.